Exhibit 10.1

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

AND SUMMARY PLAN DESCRIPTION

Effective April 1, 2005

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

TABLE OF CONTENTS

INTRODUCTION

ARTICLE I	DEFINITIONS	I-1

1.01	Accrued Obligations	I-1
1.02	Administrator	I-1
1.03	Advisor	I-1
1.04	Board	I-1
1.05	Cause	I-1
1.06	Change of Control	I-2
1.07	Change of Control Date	I-3
1.08	Code	I-3
1.09	Committee	I-4
1.10	Company	I-4
1.11	Disability	I-4
1.12	Disability Effective Date	I-4
1.13	Effective Date	I-4
1.14	ERISA	I-4
1.15	Executive	I-4
1.16	Excise Tax	I-5
1.17	Fiduciary	I-5
1.18	Good Reason	I-5
1.19	Named Fiduciary	I-5
1.20	Notice of Termination	I-6
1.21	Other Benefits	I-6
1.22	Participant	I-6
1.23	Payment	I-6
1.24	Pension Plan	I-6
1.25	Plan	I-6
1.26	Plan Year	I-6
1.27	Protection Period	I-7
1.28	Separation Date	I-7
1.29	Severance Benefit	I-7
1.30	Severance Multiple	I-7

ARTICLE II	Participation	II-1

2.01	Eligibility Requirements	II-1

ARTICLE III	BENEFITS	III-1

3.01	Severance Benefit	III-1

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3.02	Other Benefits	III-1
3.03	Limitation on Payments	III-2
3.04	Offsets to Severance Benefits	III-2
3.05	Termination for Death, Disability, Cause, or other than Good Reason.	III-3

ARTICLE IV	amendment and termination	IV-1

4.01	Amendment	IV-1
4.02	Termination	IV-1

ARTICLE V	Administration	V-1

5.01	Named Fiduciaries, Allocation of Responsibility	V-1
5.02	Assignment of Administrative Authority	V-1
5.03	Administrator Powers and Duties	V-2
5.04	Discretion of Administrator	V-2
5.05	Organization and Operation of any Committee	V-2
5.06	Records and Reports	V-3
5.07	Payment of Expenses	V-3
5.08	Limitation of Liability	V-3
5.09	Claims Procedure	V-4

ARTICLE VI	General Provisions	VI-1

6.01	Construction	VI-1
6.02	Governing Law	VI-1
6.03	Plan Creates No Separate Rights	VI-1
6.04	Non-Alienation of Benefits	VI-1
6.05	Action by Corporation	VI-2
6.06	Non-Exclusivity Of Rights	VI-2
6.07	Full Settlement	VI-2
6.08	Confidential Information	VI-2
6.09	Arbitration	VI-3
6.10	Notices	VI-3

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EXECUTIVE SEVERANCE PAY PLAN

INTRODUCTION

The Noland Company Executive Severance Pay Plan (the “Plan”) is effective April 1, 2005. The Plan provides severance or income protection benefits to Executives who are designated as Participants by the Compensation Committee of the Board of Directors of Noland Company (the “Committee,” “Board,” or “Company,” as applicable) pursuant to the Plan.

The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executives who have been designated as Participants, notwithstanding the possibility, threat or occurrence of a Change of Control. The Board believes it is imperative to diminish the inevitable distraction of the Participants by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Participants’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Participants with severance or income protection and other benefits upon a Change of Control which ensure that the compensation and benefits afforded Participants will protect their standard of living for a reasonable period of time and which are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused the Company to adopt this Plan.

The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA sections 3(1) and 3(2), respectively. The Plan must be interpreted and administered in a manner that is consistent with that intent. Benefits provided hereunder are in lieu of benefits otherwise provided Participants under the Noland Company Severance Pay Policy revised September 1, 1993 (the “Policy”). To the extent there is any confusion regarding the tandem application of the Plan and Policy, any benefits which become payable hereunder shall be reduced by any benefits paid pursuant to the Policy.

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

ARTICLE I

DEFINITIONS

1.01 Accrued Obligations

Accrued Obligations means the sum of, in each case to the extent not theretofore paid, (a) a Participant’s annualized base salary through the Separation Date; (b) any annual bonus payable by the Company with respect to the full calendar year prior to the calendar year in which a Participant’s Separation Date occurs; (c) the product of (i) a Participant’s most recently established target annual bonus (annualized for any calendar year consisting of less than twelve full months or during which the Participant was employed for less than twelve full months) and (ii) a fraction, the numerator of which is the number of days in the calendar year through the Separation Date, and the denominator of which is 365; and (d) any accrued vacation pay.

1.02 Administrator

Administrator means the person or committee appointed by the Company according to Plan Article V.

1.03	Advisor

Advisor has the meaning specified in Plan section 3.03(b).

1.04 Board

Board means the Company’s board of directors.

1.05 Cause

Cause means:

(a) the willful and continued failure of a Participant to perform substantially the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer of the Company, in the case of any other Participant, which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or

(b) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its reputation.

For purposes of this definition, no act or failure to act, on the part of a Participant, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or

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without reasonable belief that the Participant’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.

1.06 Change of Control

Change of Control means:

(a) Reduction in Noland Entities Holdings. The consummation of a transaction which results in Lloyd U. Noland, Jr. and Lloyd U. Noland, III, and their affiliates (including members of their immediate families and entities owned or controlled by any or all of them) (the “Noland Entities”) owning less than 51% of (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(b) Board Composition. Individuals who, as of April 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Business Combination. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination:

(i)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more

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than 51% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)	no Person (excluding the Noland Entities, any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

1.07 Change of Control Date

Change of Control Date means the first date after the Effective Date on which a Change of Control occurs. Anything in this Plan to the contrary notwithstanding, if a Change of Control occurs, and (i) a Participant’s employment with the Company is terminated by the Company without Cause or (ii) a Participant ceases to be an officer of or loses his or her position with the Company in either case prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment or cessation of status as an officer or loss of position (i) was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control or (ii) otherwise arose in connection with or anticipation of such Change of Control, then, in each such case, for all purposes of this Agreement “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer or loss of position.

1.08 Code

Code means the Internal Revenue Code of 1986, as amended, at any relevant time.

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EXECUTIVE SEVERANCE PAY PLAN

1.09 Committee

Committee means the Compensation Committee of the Board.

1.10 Company

Company means Noland Company.

1.11 Disability

Disability means the absence of a Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. Participants shall cooperate with the Company and the selected physician so that such determination can be made.

1.12 Disability Effective Date

Disability Effective Date means the 30th day after a Participant receives written notice, given in accordance with Plan section 6.11, that the Company intends to terminate the Participant’s employment on account of a determination made be the Company in good faith that the Disability of the Participant has occurred during the Protection Period (pursuant to the Plan’s definition of Disability), provided that, within the 30 days after receipt of such notice, the Participant has not returned to full-time performance of the Participant’s duties.

1.13 Effective Date

Effective Date means April 1, 2005.

1.14 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended, at any relevant time.

1.15 Executive

Executive means an individual who renders personal services to the Company as an executive officer or critical employee, and who, in accordance with the Company’s established payroll accounting and personnel policies is characterized as a regular full-time employee subject to the control of the Company. An individual who is in an employer-employee relationship with a Company as determined for Federal Insurance Contribution Act purposes and Federal Employment Tax purposes, including Code section 3401(c), automatically satisfies the preceding sentence’s requirements for determinations of whether that individual renders personal services and is subject to the control of a Company.

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EXECUTIVE SEVERANCE PAY PLAN

1.16 Excise Tax

Excise Tax means the excise tax imposed by Section 4999 of the Code including any interest or penalties incurred by the Participant with respect to such excise tax.

1.17 Fiduciary

Fiduciary means a fiduciary, as defined in ERISA section 3(21)(A).

1.18 Good Reason

Good Reason means:

(a) the assignment to a Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Participant to the Company’s Chief Executive Officer, or, in the case of the Chief Executive Officer, to the Committee;

(b) any reduction in a Participant’s pay or benefits, other than an isolated, insubstantial and inadvertent reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Participant to the Company’s Chief Executive Officer, or, in the case of the Chief Executive Officer, to the Committee;

(c) the Company’s requiring a Participant to be based at any office or location that is more than 35 miles from where the Participant was employed immediately preceding the effective date, without the Participant’s prior consent.

(d) any purported termination by the Company of the Participant’s employment otherwise than as expressly permitted under the Plan; or

(e) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan.

1.19 Named Fiduciary

Named Fiduciary means a named fiduciary, as defined in ERISA section 402(a)(2).

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EXECUTIVE SEVERANCE PAY PLAN

1.20 Notice of Termination

Notice of Termination means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated, and (iii) if the Separation Date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The rights of a Participant under the Plan shall not be adversely affected by virtue of the Company’s failure to provide Notice of Termination.

1.21 Other Benefits

Other Benefits means, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which a Participant is eligible to receive under any employee welfare or pension plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including earned but unpaid stock and similar compensation. Such amounts shall be paid in accordance with the terms of the applicable plan, program, policy, practice, contract, or agreement.

1.22 Participant

Participant means an Executive who has been designated by the Committee to participate in the Plan, in accordance with Plan Article II.

1.23 Payment

Payment means any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under Plan section 3.03).

1.24 Pension Plan

Pension Plan means the Improved Retirement Plan for Employees of Noland Company.

1.25 Plan

Plan means the Noland Company Executive Severance Pay Plan.

1.26 Plan Year

Plan Year means the 12-month period that is the Company’s tax year.

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EXECUTIVE SEVERANCE PAY PLAN

1.27 Protection Period

Protection Period means the number of consecutive months of protection awarded a Participant, which shall commence on a Change of Control Date, provided, however, that the Protection Period may not extend beyond the Participant’s normal retirement date, as defined under the Pension Plan. Such periods shall be determined by the Committee in its sole discretion as to each Participant.

1.28 Separation Date

Separation Date means (i) if a Participant’s employment is terminated by the Company for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if a Participant’s employment is terminated by the Company other than for Cause or Disability, the Separation Date shall be the date on which the Company notifies the Participant of such termination, and (iii) if a Participant’s employment is terminated by reason of death or Disability, the Separation Date shall be the date of death of the Participant or the Disability Effective Date, as the case may be.

1.29 Severance Benefit

Severance Benefit means the amounts payable, if any, to a Participant pursuant to Article III following the Participant’s Separation Date.

1.30 Severance Multiple

Severance Multiple means the whole and fractional years (based on a 365 day year) remaining in a Participant’s Protection Period on the Participant’s Separation Date used to determine the Participant’s Severance Benefit under Plan section 3.01(b).

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EXECUTIVE SEVERANCE PAY PLAN

ARTICLE II

PARTICIPATION

2.01 Eligibility Requirements

(a) The Committee may, in its sole discretion, designate an Executive to participate in the Plan, and only Executives designated by the Committee may become Participants in the Plan. An Executive who has been so designated shall become a Participant as of the later of the Effective Date or the effective date of the Committee’s designation.

(b) At the Company’s request, the Administrator must provide a list of Executives who are Participants or who have become Participants since the last list of Participants was provided.

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ARTICLE III

BENEFITS

3.01 Severance Benefit

(a) A Participant shall be entitled to a Severance Benefit and the other benefits under Plan sections 3.01 - 3.03 only if during the Protection Period, either (i) the Participant’s employment with the Company is terminated by the Company for any reason other than Cause or Disability, or (ii) the Participant terminates his or her employment with the Company for Good Reason.

(b) A Severance Benefit shall be awarded in an amount equal to the Severance Multiple times the sum of (i) the Participant’s annualized base salary in effect as of the end of the month preceding the Participant’s Separation Date, and (ii) the average annual bonus paid or deemed paid to the Participant for the three full calendar years immediately prior to the calendar year in which the Participant’s Separation Date occurs. As reflected on the 2002-2004 Bonus Schedule, attached hereto and made a part hereof as Exhibit I, certain Participants were assigned deemed bonuses for 2002 and 2003 to reflect the fact that they were not in their current positions for the entire year.

(c) The Severance Benefit provided under this Plan section shall be paid monthly over the remaining full or partial months in the Protection Period as of the Participant’s Separation Date. The first installment shall be paid as soon as practicable after the Participant’s Separation Date. Notwithstanding the above, an amount equal to any Excise Tax (and the income tax thereon) applicable to Plan and related benefits shall be distributed to an affected Participant at the time such payment is due (including any estimated tax payment relating thereto) and the remaining monthly payments due hereunder shall be adjusted accordingly. Payments due hereunder shall be less any applicable federal, state, and local income or employment taxes.

3.02 Other Benefits

(a) Except as otherwise provided in a cover letter to a Participant dated April 12, 2005, during the Protection Period, or such longer period as may be provided by the terms of the applicable welfare benefit plan, program, practice or policy, the Company shall continue medical, disability, and life insurance benefits to the Participant and/or the Participant’s family at least equal to those which would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies providing such benefits if the Participant’s employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, such benefits shall be secondary to those provided under such other

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plan during the applicable Protection Period; except as provided below, the period during which the Participant and his family are eligible for health continuation coverage under Section 4980B of the Code by reason of the Participant’s termination of employment shall run from the end of such Protection Period. With respect to any self-insured medical benefits, the Company and the Participant agree to use their reasonable best efforts to replace such benefits with comparable fully insured benefits, the cost of which shall be shared in the same manner as the self-insured coverage. If the Company and the Participant are unable to effect coverage acceptable to the Participant, coverage will be made available under the applicable self-insured plan (but not through any plan or arrangement deemed to be a cafeteria plan under Section 125 of the Code) of the Company and the Participant may elect to pay one hundred percent of the cost of such coverage on an after-tax basis.

(b) The Company shall timely pay or provide to the Participant Accrued Obligations and Other Benefits.

3.03 Limitation on Payments

Notwithstanding Plan sections 3.01 and 3.02, if any payment which a Participant has the right to receive from the Company or any affiliated entity or any payment or benefits under any plan maintained by the Company or any affiliated entity would otherwise constitute an “excess parachute payment” (as defined in Code section 280G), to the extent a Participant would be entitled to a smaller net after Excise Tax benefit hereunder as a result of the payment of such “excess parachute payments,” payments due hereunder must be reduced (but not below zero) to the largest amount that will result in no portion of any such payment being subject to an Excise Tax. The determination of any reduction pursuant to this subsection must be made by the Company in good faith, before any such payments are due and payable to a Participant. Notwithstanding the preceding, the payment of legal fees and expenses pursuant to Plan sections 6.07 and 6.10 are not subject to reduction under any section of this Plan.

3.04 Offsets to Severance Benefits

(a) General. Payments to which a Participant otherwise is entitled under this Plan may be reduced under this section, but not below zero. Reductions in such payments must be made under this section in the manner described in subsection 3.04(e), and the Company must make any required determination or calculation in good faith.

(b) Actual Earnings From Other Employment. A Participant is not required to seek or accept other employment. If a Participant obtains any employment during the months remaining in the Participant’s Employment Period after his termination date, however, amounts payable must be reduced by all amounts actually earned by the Participant from such employment during those months; except that no such reduction may be made because of earnings from employment in which the Participant could have engaged while he was employed by the Company. For example, amounts payable may not be reduced because of the Participant’s fees for service as a director of a corporation other than the Company.

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(c) Method of Reducing Amounts Payable. If amounts payable to a Participant must be reduced under this Plan section 3.04, either (i) the Company must reduce any installment or other payments by the appropriate amount; or (ii) within ninety days after the Company determines that this section requires a reduction, the Participant must refund to the Company the amount required so that the Participant retains a portion of the amount payable equal to the present value (using the same interest rate used to determine actuarial equivalents under the Pension Plan of the amount he would retain if installment payments were reduced under this sentence. To prevent hardship, repayment of the amount payable under this section may be made by the Participant in installments, determined in the Company’s sole discretion; but a repayment arrangement may not be used as a disguised loan.

3.05 Termination for Death, Disability, Cause, or other than Good Reason.

(a) Death. If a Participant’s employment is terminated by reason of the Participant’s death during the Protection Period, the Company shall have no further obligations to the Participant’s legal representatives under this Plan, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to a Participant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Separation Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 3.05(a) shall include, without limitation, and the Participant’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to a Participant’s estate and/or the Participant’s beneficiaries, as in effect on the date of the Participant’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries. Notwithstanding the preceding, benefits payable under a plan, practice, policy, or program that has been amended to reduce benefits or terminated within the 120-day period immediately preceding the Change of Control Date for reasons unrelated to affecting benefits due hereunder shall not be taken into account. In the case of a plan, practice, policy or program amended to reduce benefits, only the higher pre-amendment benefit shall be disregarded.

(b) Disability. If a Participant’s employment is terminated by reason of the Participant’s Disability during the Protection Period, the Company shall have no further obligations to the Participant under this Plan, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to a Participant in a lump sum in cash within 30 days of the Separation Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Plan section 3.05(b) shall include, and a Participant shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect

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generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to a Participant and/or the Participant’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families. Notwithstanding the preceding benefits payable under a plan, practice, policy, or program that has been amended to reduce benefits or terminated within the 120-day period immediately preceding the Change of Control Date for reasons unrelated to affecting benefits due hereunder shall not be taken into account. In the case of a plan, practice, policy or program amended to reduce benefits, only the higher pre-amendment benefit shall be disregarded.

(c) Cause; Other than for Good Reason. If a Participant’s employment shall be terminated for Cause during the Protection Period, the Company shall have no further obligations to the Participant under this Plan other than the obligation to pay to the Participant (i) his annual base salary through the Separation Date, and (ii) Other Benefits, in each case to the extent theretofore unpaid. If a Participant voluntarily terminates employment during the Protection Period, excluding a termination for Good Reason, the Company’s shall have no further obligations to the Participant under this Plan, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to a Participant in a lump sum in cash within 30 days of the Separation Date.

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ARTICLE IV

AMENDMENT AND TERMINATION

4.01 Amendment

By action of its Board or the Committee, prior to a Change of Control, the Company may modify, alter, or amend the Plan, in whole or in part. An amendment may be made retroactively if it is necessary to make this Plan conform to applicable law. After a Change of Control, the Plan may not be amended in a manner that would adversely affect any Participant without the written consent of the affected Participant.

4.02 Termination

By action of its Board or the Committee, the Company may terminate the Plan prior to a Change of Control. After a Change of Control, the Plan may not be terminated without the written consent of each adversely affected Participant.

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ARTICLE V

ADMINISTRATION

5.01 Named Fiduciaries, Allocation of Responsibility

(a) There are two Named Fiduciaries: the Company and the Administrator. Each is severally liable for its responsibilities.

(b) The Administrator has only the responsibilities described in this Plan and those delegated by the Company.

(c) All responsibilities not specifically delegated to another Named Fiduciary remain with the Company, including designating all Named Fiduciaries not named in this Plan. The Company’s responsibilities include drafting and designing the Plan and amendments to it and designating all additional Fiduciaries not named in this Plan. The Chief Executive Officer of the Company has the power to delegate fiduciary responsibilities that the Plan does not specifically delegate. A delegation may be made to any legal person. Each person to whom fiduciary responsibility is delegated serves at the Company’s pleasure and for the compensation that the Company and that person determine in advance, except as prohibited by law. A person to whom responsibility is delegated may resign after 30 days’ notice to the Company. The Company may make additional delegations, including delegations occasioned by resignation, death, or other cause, and including delegations to successor Administrators.

(d) This Plan allocates to each Named Fiduciary the individual responsibilities assigned. Named Fiduciaries do not share responsibilities unless the Plan so provides.

(e) Whenever the Plan requires one Named Fiduciary to follow the directions of another Named Fiduciary, the two have not been assigned to share the responsibility. The Named Fiduciary giving directions bears the sole responsibility for those directions, and the responsibility of the Named Fiduciary receiving those directions is to follow directions so long as on their face the directions are not improper under applicable law.

5.02 Assignment of Administrative Authority

The Chief Executive Officer of the Company may appoint an Administrator to administer the Plan. The Administrator may be one person or a committee, as the Chief Executive Officer of the Company determines. Each Administrator or each committee member serves at the Company’s pleasure. The Administrator or a committee member may resign by giving oral or written notice to that effect to the Chief Executive Officer of the Company. The Chief Executive Officer of the Company may remove the Administrator or a committee member by delivering written notice to that person and, if there is a committee, to at least one other committee member. The Chief Executive Officer of the Company may fill vacancies in the membership of a committee or a vacancy in the position of Administrator arising from resignation, death, removal,

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

or other causes; but until a vacancy has been filled, the remaining members of the committee possess the full powers and authority of the Administrator. If there is no Administrator and there are no committee members, the Company is the Administrator until an Administrator is named.

5.03 Administrator Powers and Duties

The Administrator must administer the Plan by its terms and has all powers necessary to do so. The Administrator is agent for service of legal process unless it designates another person to be agent for service of legal process. A committee may designate a committee member or someone else as agent for the service of legal process. The Administrator must interpret the Plan.

A determination that the Administrator makes in good faith is conclusive and binding on all persons. The Administrator’s decisions, however, may not take away any rights that the Plan specifically gives to a Participant. If an individual who is the Administrator or a committee member is also a Participant, he must abstain from any action that directly affects him as a Participant in a manner different from other similarly situated Participants. The Plan, however, does not prevent an individual who is the Administrator or a committee member who is also a Participant or a beneficiary from receiving any benefit to which he may be entitled, if the benefit is computed and paid on a basis that is consistently applied to all other Participants and beneficiaries.

The Administrator may employ and compensate from the Company’s assets according to Plan section 5.07 such accountants, counsel, specialists, and other advisory and clerical persons as it deems necessary or desirable in connection with the Plan’s administration. The Administrator is entitled to rely conclusively on any opinions from its accountant or counsel. Except to the extent prohibited by law, the Administrator is fully protected by the Company whenever it takes action based in good faith on advice from its advisors.

5.04 Discretion of Administrator

The Administrator’s discretion to perform or consent to any act is exclusive if all similarly situated Participants are treated in a consistent manner.

5.05 Organization and Operation of any Committee

If it exists, the committee acts by a majority of its members in office at the time and may act either by a vote at a meeting or in writing without a meeting. If there is a tie vote in the committee or other inability of the committee or the Administrator to act, a majority vote of the Compensation Committee of the Board must decide the question.

The committee may authorize one or more of its members to execute a document for it as Administrator and must note that authorization in the minutes of the committee’s meeting. The Company must then accept and rely upon any document executed by an authorized member as representing action by the Administrator until the committee files a written revocation of the authorization with the Company.

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EXECUTIVE SEVERANCE PAY PLAN

The committee’s members may adopt by-laws and regulations consistent with the Plan and its purposes. The committee must choose a chairman from its members and may appoint a secretary to keep such records of the committee’s acts as may be necessary. The secretary need not be a committee member. The secretary may perform purely ministerial acts delegated by the committee.

5.06 Records and Reports

The Company must supply information to the Administrator sufficient to enable the Administrator to fulfill its duties. The Administrator must keep all books of account, records, and other data necessary for proper administration of the Plan. The Administrator may appoint any person as agent to keep records.

5.07 Payment of Expenses

Until the Company determines otherwise, the Administrator and all members of a committee serve without compensation. The Company must pay the Administrator’s expenses, including any expenses incident to the functioning of the Administrator, fees of accountants, legal counsel, and other similar specialists, and other costs of administering the Plan.

5.08 Limitation of Liability

If permissible by law, the Administrator and the committee members serve without bond. If the law requires bond, the Administrator must secure the minimum bond required and obtain necessary payments according to Plan section 5.07. Unless the Plan provides otherwise, the Administrator or a member of the committee is not liable for another committee member’s act or omission or for another Fiduciary’s act or omission. To the extent allowed by law and except as otherwise provided in the Plan, the Administrator and each committee member is not liable for any action or omission that is not the result of the Administrator’s or member’s own negligence or bad faith.

As permitted by law and as limited by any agreement in writing between the Company and the Administrator, the Company must indemnify and save the Administrator and each committee member harmless against expenses, claims, and liabilities arising out of being the Administrator or a committee member, except expenses, claims, and liabilities arising out of the Administrator’s or member’s own negligence or bad faith. The Company may obtain insurance against acts or omissions of the Administrator or committee members. If the Company fails to obtain that insurance, the Administrator or a committee member may obtain insurance and must be reimbursed according to Plan section 5.07 and as permitted by law. At its own expense, the Company may employ its own counsel to defend or maintain, either in its own name or in the name of the Administrator, or any committee member, any suit or litigation arising under the Plan concerning the Administrator or any committee member.

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

5.09 Claims Procedure

(a) It is not necessary to file a claim in order to receive Plan benefits. If a claim for benefits under the Plan is filed, it shall be submitted to the Administrator who shall have the initial responsibility for determining eligibility for benefits. All claims for benefits shall set forth the facts which such Participant believes to be sufficient to entitle him to the benefit claimed. The Administrator may adopt forms for the submission of claims for benefits in which case all claims for benefits shall be filed on such forms.

(b) Timing and Notification of Benefit Determination. If a claim for benefits is denied in whole or in part, the Administrator shall give the claimant written or electronic notification of the decision within 90 days after receipt of the claim by the Plan (unless the Administrator determines that special circumstances require an extension). The notification of the Plan’s decision shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial; (ii) reference to pertinent Plan provisions on which the denial is based; (iii) a description of additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(c) Special Circumstances. If special circumstances require an extension of time for the Administrator to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the claimant shall be furnished with a written notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

(d) Appeal of an Adverse Benefit Determination: Full and Fair Review. If a claim for benefits is denied in whole or in part, the claimant or his duly authorized representative, may request a full and fair review of the claim and the adverse benefit determination. The claims procedure must provide claimants with

(i)	at least 60 days following receipt of an adverse determination within which to appeal the determination;

(ii)	the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

(iii)	upon request, and free of charge, reasonable access to and copies of documents and records and other information relevant to the claim for benefits; and

(iv)	a review taking into account all comments, documents, records, and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination.

(v)	If the claimant (or his duly authorized representative) fails to appeal such action to the Administrator in writing within the prescribed period of time, the Administrator’s adverse determination shall be final, binding, and conclusive.

(e) Timing of Notification of Benefit Determination on Review. The Administrator shall notify the claimant of the benefit determination on review within a reasonable time, but no later than 60 days after receipt of the request for a claim review, unless special circumstances require an extension of time for processing. If the Administrator determines that an extension is required, written notice of the extension shall be furnished to the claimant before the initial 60-day period is over, and in no event shall such extension extend beyond 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination.

(f) In the case of an adverse benefit determination, the notification shall provide the claimant with:

(i) the specific reason(s) for the adverse determination;

(ii) refer to the Plan provisions on which the benefit determination is based, and

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of documents and records and other information relevant to the claim for benefits.

(iv) a statement describing any voluntary appeal procedures, if applicable, under the Plan and a statement of the claimant’s right to bring an action under ERISA section 502(a).

(g) For all purposes under the Plan, such decision on claims where no review is requested, and decisions on claims where review is requested, shall be final, binding, and conclusive on all interested parties. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 2520.104b-1(c).

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

ARTICLE VI

GENERAL PROVISIONS

6.01 Construction

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. Any term with an initial capital not expected by capitalization rules is a defined term according to Plan Article I. This Plan must be construed according to the applicable provisions of the Code and Treasury Regulations in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code or Treasury Regulations that are not defined terms according to Plan Article I are incorporated in this Plan by reference.

6.02 Governing Law

This Plan is construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03 Plan Creates No Separate Rights

The creation, continuance, or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Company; or any of the Company’s officers, agents, or other persons employed by the Company. The Plan does not modify the terms of a Participant’s employment.

6.04 Non-Alienation of Benefits

Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan is permitted or recognized. No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court. If any Participant is adjudicated bankrupt or attempts to assign any benefits, then in the Company’s discretion, those benefits cease. If that happens, the Administrator may apply those benefits for that Participant or his dependents as the Administrator sees fit. The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

6.05 Action by Corporation

Except as otherwise specifically provided, any action of the Company under this Plan may be by resolution of its Board or by any officer or other person with authorization from that Board.

6.06 Non-Exclusivity Of Rights

Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to his or her Separation Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan.

6.07 Full Settlement

Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. Except as otherwise specifically provided herein, in no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest regardless of the outcome thereof by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by a Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment, at the applicable Federal rate provided for in Code section 7872(f)(2)(A); provided, that the Participant shall repay to the Company all such amounts paid by the Company, and shall not be entitled to any further payments hereunder, in connection with a contest originated by the Participant if the trier of fact in such contest determines that the Participant’s claim was not brought in good faith or was frivolous.

6.08 Confidential Information

A Participant shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the

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EXECUTIVE SEVERANCE PAY PLAN

Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that a Participant is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Participant shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Plan section 6.09 constitute a basis for deferring or withholding any amounts otherwise payable to a Participant under this Plan.

6.09 Arbitration

All disputes, controversies, and claims arising between the Company and a Participant concerning the subject matter of this Plan, other than Plan section 3.03, shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association then in effect. The location of the arbitration will be Newport News, Virginia. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the Commonwealth of Virginia. The parties to any such dispute, controversy, or claim shall attempt to agree upon the selection of a single arbitrator. If after a reasonable period of time the parties are unable to agree upon such a single arbitrator, then three arbitrators will be appointed with each party selecting an arbitrator from the American Arbitration Association’s available panel of arbitrators, and the parties agreeing upon the selection of a third arbitrator. If the parties cannot agree upon the selection of a third arbitrator, then the two arbitrators selected by the parties shall agree upon a third arbitrator from the panel of American Arbitration Association arbitrators. If the two arbitrators are unable to so agree on a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Any arbitration pursuant to this section shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, state or federal, having jurisdiction. All fees and expenses of the arbitration shall be born in accordance with Plan section 6.07. The arbitrator or arbitrators shall have no authority to award provisional relief, injunctive remedies, or punitive damages. The parties expressly acknowledge that they are waiving their right to seek remedies in court, including without limitations the right if any to a jury trial.

6.10 Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to a Participant, to the Participant’s most recent home address on file with the Human Resources office;

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

If to the Company:

Noland Company

80 29th Street

Newport News, VA 23607

Attention: Vice President- Human Resources

or to such other address as either the Company or a Participant party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

NOLAND COMPANY

By:	/s/ Lloyd U. Noland
Lloyd U. Noland, III
Chairman and President

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

Exhibit I

EXHIBIT I-1

NOLAND COMPANY

EXECUTIVE SEVERANCE PAY PLAN

EXHIBIT I-2